UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2019

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Washington	0-10394	91-0864123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100, Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                                                □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act                                                                                                                                      □

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing first quarter 2019 results was made April 25, 2019 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.0	Press Release: Data I/O Reports First Quarter 2019 Results

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

April 25, 2019	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Operating and Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.0	Press Release: Data I/O Reports First Quarter 2019 Results

Joel Hatlen	Darrow Associates, Inc.
Chief Operating and Financial Officer	Jordan Darrow
Data I/O Corporation 6645 185th Ave. NE, Suite 100	(512) 551-9296 jdarrow@darrowir.com
Redmond, WA 98052
(425) 881-6444

Data I/O Reports First Quarter 2019 Results

Redmond, WA, Thursday – April 25, 2019 -- Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced data and security programming solutions for flash, flash-memory based intelligent devices and microcontrollers, today announced financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Highlights

•         Net sales of $6.1 million; bookings of $6.2 million

•         Gross margin as a percentage of sales of 60.8%

•         Net income of $26,000 or $0.00 diluted earnings per share

•         Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)*, excluding equity compensation, of $476,000

•         Cash & Equivalents of $14.8 million; no debt

•         Repurchased 58,000 shares as part of a $2 million buyback program authorized in October 2018

•         Automotive electronics, advanced programming and secure provisioning leadership

o   Automotive represented 55% of bookings for 1Q19

o   Shipped 250th PSV automated device programming system

o   Key Contract Manufacturer customer win

o   Embedded World 2019 (Nuremberg, Germany) featured Demonstrations and Presentations with SentriX® partners Cypress, Digicert and Microchip

o   Ended 1Q19 with 12 partners and 5 system deployments for SentriX system

*Adjusted EBITDA is a non-GAAP financial measure.  A reconciliation is provided in the tables of this press release.

Management Comments

Commenting on the first quarter ended March 31, 2019, Anthony Ambrose, President and CEO of Data I/O Corporation, said, “The first quarter was highlighted by strong margins, expense controls, and favorable variances amid the continued down cycle for the industry as capacity is absorbed.  Discretionary and variable spending were lower than in the prior year.  Data I/O’s financial condition remains strong and we have made continued progress as the global leader in programming and security provisioning solutions.  Our long-term growth drivers remain intact and we continue to invest in our future.

“Automotive customers represented 55% of our total bookings for the quarter and we had some exciting automotive customer wins.  Data I/O systems are architected to deliver the highest programming performance today and are extensible to meet projected performance requirements in the future.  Our announcement of TurboBoost™ in the first quarter, effectively doubling our programming performance in automotive infotainment applications, further enhanced our lead over the competition.  We also shipped the 250th PSV automated device programming system in the first quarter, far exceeding any competitor. We also secured a customer win with a Contract Manufacturer in Southeast Asia where a competitor had been the supplier of choice.  Beyond our superior financial strength, we believe the investments being made in our technology and our global support are becoming more evident in the industry as major competitive advantages.

“We are excited by the interest and momentum in our SentriX platform for IoT security.  In the first quarter, we shipped our 5th system for deployment in Europe and expect it to come online in the second quarter.  At the Embedded World 2019 trade show in Nuremberg, Germany in February, the transition to security in IoT was a major theme.  Data I/O presented alongside our SentriX partners Cypress Semiconductor, and Microchip and DigiCert.  As we progress through 2019, we are encouraged by the prospect of expanding our SentriX platform and bringing early customers to revenue.  We believe the evolution toward secure programming is inevitable and we have been investing accordingly. At the same time, we will maintain our commitment to operational excellence and further enhance our leadership within the other markets we serve, particularly for automotive electronics, to optimize our financial performance and improve profitability.“

Financial Results

Net sales in the first quarter of 2019 were $6.1 million, as compared with $7.6 million in the first quarter of 2018.  The year-over-year decline in sales was a result of strong cyclical demand in 2017 that culminated in $4.0M of backlog at the end of that year as compared with backlog of $1.9 million at December 31, 2018.

For the 2019 first quarter, gross margin as a percentage of sales was 60.8%, as compared to 57.9% in the first quarter of 2018.  The first quarter 2019 level exceeded the higher end of the Company’s anticipated target due to a favorable channel and product mix, and one time variances.

Total operating expenses in the first quarter of 2019 were $3.7 million, down from $4.1 million in the 2018 period.  The most significant reduction in expenses on a year-over-year basis pertains to lower variable incentive compensation accrual, as most other expense categories were lower as compared to prior periods.  Data I/O continues to actively engage in market development and R&D initiatives while emphasizing ongoing expense management practices.

Operating income was $29,000 for the first quarter of 2019, down from $344,000 for the first quarter of 2018. Net income in the first quarter of 2019 was $26,000, or $0.00 per diluted share, compared with net income of $130,000, or $0.02 per diluted share, in the first quarter of 2018.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was $189,000 in the first quarter of 2019, compared to $397,000 in the first quarter of 2018.  Adjusted EBITDA, excluding equity compensation, was $476,000 in the first quarter of 2019, compared to $574,000 in the first quarter of 2018.

Bookings in the first quarter of 2019 were $6.2 million, compared to $6.2 million in the first quarter of 2018 and $6.5 million in the fourth quarter of 2018.  Backlog at March 31, 2019 was $2.0 million, as compared with $1.9 million at December 31, 2018.

Data I/O’s financial condition remains strong with cash of $14.8 million at March 31, 2019, down from $18.3 million at December 31, 2018 and $16.8 million at March 31, 2018.  Cash was used to fund the inventory buildup, stock buyback, increased receivables and pay year end accrued incentive compensation and 401(k) matching.

The first quarter 2019 balance sheet reflects changes made to accounting for leases (ASC 842) which recognizes a right-of-use asset and a corresponding liability.  As a result, a $2.4 million long term asset, $660,000 of short term liability, and $1.70 million long term liability are recognized on the balance sheet.  Net working capital of $20.4 million at March 31, 2019 reflects this $660,000 short term liability, resulting in a net decrease to working capital of $648,000 from $21.1 million at December 31, 2018 and $500,000 from $19.9 million at March 31, 2018.  The Company continues to have no debt.

Conference Call Information

A conference call discussing the first quarter ended March 31, 2019, financial results will follow this release today at 2 p.m. Pacific Time/5 p.m. Eastern Time.  To listen to the conference call, please dial 412-902-6510.  A replay will be made available approximately one hour after the conclusion of the call.  To access the replay, please dial 412-317-0088, access code 10130524.  The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls and other markets. Today, our customers manufacture hundreds of millions of products each year using Data I/O programming solutions to reliably, securely, and cost-effectively bring innovative new products to life. These solutions are backed by a global network of Data I/O support and service professionals, assuring success for our customers.

Learn more at dataio.com

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, orders, deliveries, backlog and financial positions, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA excluding equity compensation, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

-          tables follow   -

DATA I/O CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended March 31,
	2019	2018

Net Sales	$6,058	$7,629
Cost of goods sold	2,373	3,213
Gross margin	3,685	4,416
Operating expenses:
Research and development	1,681	1,879
Selling, general and administrative	1,975	2,193
Total operating expenses	3,656	4,072
Operating income	29	344
Non-operating income (expense):
Interest income	12	7
Gain on sale of assets	60	-
Foreign currency transaction gain (loss)	(104)	(176)
Total non-operating income (expense)	(32)	(169)
Income (loss) before income taxes	(3)	175
Income tax (expense) benefit	29	(45)
Net income	$26	$130

Basic earnings per share	$0.00	$0.02
Diluted earnings per share	$0.00	$0.02
Weighted-average basic shares	8,303	8,287
Weighted-average diluted shares	8,417	8,542

DATA I/O CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

	March 31, 2019	December 31, 2018

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,782	$18,343
Trade accounts receivable, net of allowance for
doubtful accounts of $87 and $75, respectively	4,663	3,771
Inventories	5,744	5,185
Other current assets	854	621
TOTAL CURRENT ASSETS	26,043	27,920

Property, plant and equipment – net	1,969	1,985
Income tax receivable	640	598
Other assets	2,618	220
TOTAL ASSETS	$31,270	$30,723

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,236	$1,755
Accrued compensation	1,401	2,872
Deferred revenue	1,436	1,392
Other accrued liabilities	1,508	789
Income taxes payable	44	47
TOTAL CURRENT LIABILITIES	5,625	6,855

Long-term other payables	2,153	511

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 8,287,825 shares as of March 31,
2019 and 8,338,628 shares as of December 31, 2018	19,235	19,254
Accumulated earnings	3,721	3,695
Accumulated other comprehensive income	536	408
TOTAL STOCKHOLDERS’ EQUITY	23,492	23,357
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,270	$30,723

DATA I/O CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended March 31,
	2019	2018
(in thousands)
Net Income	$26	$130
Interest (income)	(12)	(7)
Taxes	(29)	45
Depreciation and amortization	204	229
EBITDA earnings	$189	$397

Equity compensation	287	177
Adjusted EBITDA earnings,
excluding equity compensation	$476	$574